Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.,

AND

COMMERCE BANCSHARES CORP.

DATED AS OF

MAY 22, 2017

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Definitions.	1
ARTICLE II THE MERGER		9
2.1	Merger.	9
2.2	Closing; Effective Time.	9
2.3	Certificate of Incorporation and Bylaws.	9
2.4	Directors of the Surviving Corporation.	9
2.5	Effects of the Merger.	9
2.6	Tax Consequences.	9
2.7	Possible Alternative Structures.	9
2.8	Additional Actions.	10
ARTICLE III CONVERSION OF SHARES		10
3.1	Conversion of Commerce Common Stock; Merger Consideration.	10
3.2	Procedures for Exchange of Commerce Common Stock.	12
3.3	Bank Merger.	13
3.4	Reservation of Shares.	13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMMERCE		13
4.1	Standard.	13
4.2	Organization.	14
4.3	Capitalization.	14
4.4	Authority; No Violation.	15
4.5	Consents.	15
4.6	Financial Statements.	16
4.7	Taxes.	16
4.8	No Material Adverse Effect.	17
4.9	Material Contracts; Leases; Defaults.	17
4.10	Ownership of Property; Insurance Coverage.	18
4.11	Legal Proceedings.	18
4.12	Compliance with Applicable Law.	19
4.13	Employee Benefit Plans.	19
4.14	Brokers, Finders and Financial Advisors.	21
4.15	Environmental Matters.	22
4.16	Loan Portfolio.	22
4.17	Related Party Transactions.	23
4.18	Deposits.	24
4.19	Board Approval.	24
4.20	Registration Obligations.	24
4.21	Risk Management Instruments.	24
4.22	Fairness Opinion.	24
4.23	Intellectual Property.	24
4.24	Duties as Fiduciary.	25
4.25	Employees; Labor Matters.	25
4.26	Commerce Information Supplied.	25
4.27	Internal Controls.	25
4.28	Bank Owned Life Insurance.	26
4.29	Stock Transfer Records.	26
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BHLB		26
5.1	Standard.	26
5.2	Organization.	27
5.3	Capitalization.	27
5.4	Authority; No Violation.	28
5.5	Consents.	28
5.6	Financial Statements.	29
5.7	Taxes.	29

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5.8	No Material Adverse Effect.	30
5.9	Ownership of Property; Insurance Coverage.	30
5.10	Legal Proceedings.	31
5.11	Compliance with Applicable Law.	31
5.12	Employee Benefit Plans.	32
5.13	Brokers, Finders and Financial Advisors.	34
5.14	Environmental Matters.	34
5.15	BHLB Information Supplied.	35
5.16	Securities Documents.	35
5.17	Internal Controls.	35
5.18	BHLB Common Stock.	36
5.19	Available Funds	36
5.20	[Intentionally Omitted]	36
5.21	Board Approval.	36
5.22	Material Agreement; Defaults.	36
5.23	Loan Portfolio.	36
5.24	Related Party Transactions.	37
5.25	Risk Management Instruments.	37
5.26	Duties as Fiduciary.	37
5.27	Employees; Labor Matters.	38
5.28	Bank Owned Life Insurance.	38
ARTICLE VI COVENANTS OF COMMERCE		38
6.1	Conduct of Business.	38
6.2	Subsidiaries.	41
6.3	Current Information.	42
6.4	Access to Properties and Records.	42
6.5	Financial and Other Statements.	43
6.6	Maintenance of Insurance.	43
6.7	Disclosure Supplements.	43
6.8	Consents and Approvals of Third Parties.	44
6.9	All Reasonable Efforts.	44
6.10	Failure to Fulfill Conditions.	44
6.11	No Solicitation.	44
6.12	Reserves and Merger-Related Costs.	45
6.13	Board of Directors and Committee Meetings.	45
6.14	401(k) Plan Termination.	45
6.15	Commerce Long-Term Incentive Plan.	46
ARTICLE VII COVENANTS OF BHLB		46
7.1	Conduct of Business.	46
7.2	Disclosure Supplements.	46
7.3	Consents and Approvals of Third Parties.	46
7.4	Reasonable Best Efforts.	46
7.5	Employee Benefits.	47
7.6	Directors and Officers Indemnification and Insurance.	48
7.7	Stock Listing.	50
7.8	Reservation of Stock.	50
7.9	Communications to Commerce Employees; Training	50
7.10	Current Information.	50
7.11	Access to Properties and Records.	50
7.12	Financial and Other Statements.	51
7.13	New Board Members.	51
ARTICLE VIII REGULATORY AND OTHER MATTERS		51
8.1	Meetings of Stockholders.	51
8.2	Proxy Statement-Prospectus; Merger Registration Statement.	51
8.3	Regulatory Approvals.	53

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ARTICLE IX CLOSING CONDITIONS		53
9.1	Conditions to Each Party’s Obligations under this Agreement.	53
9.2	Conditions to the Obligations of BHLB under this Agreement.	54
9.3	Conditions to the Obligations of Commerce under this Agreement.	54
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		56
10.1	Termination.	56
10.2	Effect of Termination.	58
10.3	Amendment, Extension and Waiver.	59
ARTICLE XI MISCELLANEOUS		60
11.1	Confidentiality.	60
11.2	Public Announcements.	60
11.3	Survival.	60
11.4	Notices.	60
11.5	Parties in Interest.	61
11.6	Complete Agreement.	61
11.7	Counterparts.	61
11.8	Severability.	61
11.9	Governing Law; Jurisdiction.	62
11.10	Interpretation.	62
11.11	Specific Performance.	62

EXHIBITS

A	Form of Voting Agreement
B	Form of Settlement Agreement
C	Form of Certificate of Designation of BHLB Preferred Stock Consideration

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 22, 2017 by and among Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”) and Commerce Bancshares Corp., a Massachusetts corporation (“Commerce”).

Recitals

1.          The Board of Directors of each of BHLB and Commerce (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.          In accordance with the terms of this Agreement, Commerce will merge with and into BHLB (the “Merger”), and it is anticipated that Commerce Bank & Trust Company (“CBTC”), which is a wholly owned subsidiary of Commerce, will be merged with and into Berkshire Bank, a wholly owned subsidiary of BHLB.

3.          As a condition to the willingness of BHLB to enter into this Agreement, each of the directors of Commerce have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHLB (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of Commerce Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.          The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5.          The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6.          In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1           Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.2.

“Acting in Concert Group” shall have the meaning set forth in Section 3.1.3.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

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“Bank Merger” shall mean the merger of CBTC with and into Berkshire Bank, with Berkshire Bank as the surviving institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, FRB and FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, CBTC, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“Berkshire Bank” shall mean Berkshire Bank, a Massachusetts trust company with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01202, which is a wholly owned subsidiary of BHLB.

“Berkshire Insurance” means Berkshire Insurance Group, Inc., an independent insurance agency which is wholly owned by BHLB.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BHLB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal offices located at 24 North Street, Pittsfield, Massachusetts 02101.

“BHLB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“BHLB Common Stock” shall mean the common stock, par value $0.01 per share, of BHLB.

“BHLB Common Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“BHLB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHLB to Commerce pursuant hereto.

“BHLB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHLB as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHLB for each of the three (3) years ended December 31, 2016, as set forth in BHLB’s annual report on Form 10-K for the year ended December 31, 2016, and (ii) the unaudited interim consolidated financial statements of BHLB as of the end of each calendar quarter following March 31, 2017, and for the periods then ended, as filed by BHLB in its Securities Documents.

“BHLB Loan Property” shall have the meaning set forth in Section 5.14.2.

“BHLB Loan Participation” shall have the meaning set forth in Section 5.14.2.

“BHLB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.

“BHLB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Preferred Stock Consideration” means shall have the meaning set forth in Section 3.1.3.

“BHLB Regulatory Reports” shall mean the Call Reports of Berkshire Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2017, through the Closing Date, and all Annual Reports on Form FR H-(b)11 and any Current Report on Form FR H-(b)11 filed with the FRB by BHLB from March 31, 2017 through the Closing Date.

“BHLB SEC Reports” shall have the meaning set forth in Section 5.16.

“BHLB Stock” shall have the meaning set forth in Section 5.3.1.

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“BHLB Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BHLB or Berkshire Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Berkshire Bank.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

“CBTC” shall mean Commerce Bank & Trust Company, a Massachusetts trust company, with its principal office located at 386 Main Street, Worcester, Massachusetts 01608, and which is a wholly owned subsidiary of Commerce.

“CBTC Regulatory Reports” shall mean the Call Reports of CBTC, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2017 through the Closing Date, and all Annual Reports on Form FR H-(b)11 and any Current Report on Form FR H-(b)11 filed with the FRB by Commerce from March 31, 2017 through the Closing Date.

“Certificate” shall mean a certificate or book entry evidencing shares of Commerce Common Stock.

“Claim” shall have the meaning set forth in Section 7.6.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commerce” shall mean Commerce Bancshares Corp., a Massachusetts corporation with its principal office located at 386 Main Street, Worcester, Massachusetts 01608.

“Commerce Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“Commerce Common Stock” shall mean the common shares, par value $0.01 per share, of Commerce.

“Commerce Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Commerce to BHLB pursuant hereto.

“Commerce Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Commerce as of December 31, 2016 and 2015 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Commerce for each of the three (3) years ended December 31, 2016, as provided to BHLB and included in Commerce’s annual report to stockholders for such year and (ii) the unaudited interim consolidated financial statements of Commerce as of the end of each calendar quarter following March 31, 2017, and for the periods then ended, as provided by Commerce to BHLB.

“Commerce Loan Participation” shall have the meaning set forth in Section 4.15.2.

“Commerce Loan Property” shall have the meaning set forth in Section 4.15.2.

“Commerce Long-Term Incentive Plan” shall mean the Commerce Bancshares Corp. 2010 Long-Term Incentive Plan.

“Commerce Material Contract” shall have the meaning set forth in Section 4.9.3.

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“Commerce Phantom Stock Award” shall mean a phantom stock appreciation right granted pursuant to the Commerce Long-Term Incentive Plan and the outstanding phantom stock appreciation award agreements, outstanding as of the date hereof, as set forth in Commerce Disclosure Schedule 6.15.

“Commerce Preferred Stock” shall have the meaning set forth in Section 4.3.

“Commerce Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“Commerce Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“Commerce Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by Commerce or CBTC.

“Commerce Subordinated Debt” shall mean the subordinated debt issued to certain holders pursuant to the Capital Enhancement and Subordinated Note and Debenture Purchase Agreement dated June 7, 2002, as subsequently amended, and as further described in Commerce Disclosure Schedule 4.3.1.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of March 10, 2017 between BHLB and Commerce.

“Continuing Commerce Employees” shall have the meaning set forth in Section 7.5.1.

“CRA” shall have the meaning set forth in Section 4.12.1.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc., or such other bank or trust company or other agent as mutually agreed upon by BHLB and Commerce, which shall act as agent for BHLB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 10.1.9.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Boston.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Good Reason” shall mean the occurrence of any of the following events with respect to an employee of Commerce of a Commerce Subsidiary: (i) a material reduction in the nature or scope of such employee’s responsibilities, as compared to the nature and scope of such employee’s responsibilities immediately prior to the Effective Time, (ii) any material reduction in such employee’s compensation, as compared to such employee’s compensation immediately prior to the Effective Time, or (iii) the relocation of such employee’s principal workplace by more than thirty (30) miles, as compared to such employee’s principal workplace immediately prior to the Effective Time, provided, that in each case (a) written notice of an employee’s resignation for Good Reason must be delivered to Commerce or BHLB within 30 days after the initial occurrence of any such event, (b) Commerce or BHLB must have thirty (30) days to cure such event, and (c) such employee must resign within 30 days after the failure of Commerce or BHLB to cure such event, in order for an employee’s resignation with Good Reason to be effective hereunder.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Insurance Regulator” shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the executive officers of such Person after reasonable inquiry.

“Material Adverse Effect” shall mean, with respect to BHLB or Commerce, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of BHLB and the BHLB Subsidiaries, taken as a whole, or Commerce and the Commerce Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either Commerce, on the one hand, or BHLB, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of (x) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies generally, or interpretations thereof by courts or governmental agencies, or (y) changes in GAAP or applicable regulatory accounting requirements, (ii) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions

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or omissions that are taken without the prior written consent of the other party in contemplation of the transactions contemplated hereby, (iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Commerce or its Subsidiaries, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of Commerce Common Stock or BHLB Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect”, (v) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement (vi) changes or events affecting the aggregate value of taxicab medallions generally, or of Commerce’s portfolio of loans collateralized by taxicab medallions specifically, solely as described in BHLB Disclosure Schedule 1.1; except, with respect to subclauses (i)(x) or (i)(y), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“Materially Burdensome Regulatory Condition” shall mean any condition that would require BHLB, Commerce or their Subsidiaries to take, or agree to take, any actions, or to accept any restriction, requirement or condition, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BHLB, Commerce and their respective Subsidiaries, taken as a whole, or prohibit or materially limit the operation by BHLB or any of its Subsidiaries, or Commerce or any of its Subsidiaries, of all or any material portion of the business or assets of BHLB and its Subsidiaries or Commerce and its Subsidiaries, in each case taken as a whole, or compel BHLB or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of BHLB and its Subsidiaries or Commerce and its Subsidiaries, in each case taken as a whole.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MDOB” shall mean the Massachusetts Division of Banks.

“Merger” shall mean the merger of Commerce with and into BHLB pursuant to the terms hereof.

“Merger Consideration” shall mean the BHLB Common Stock Consideration and BHLB Preferred Stock Consideration.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHLB Common Stock to be offered to holders of Commerce Common Stock in connection with the Merger.

“MGL” shall mean the General Laws of the Commonwealth of Massachusetts.

“New Board Members” shall have the meaning set forth in Section 2.4.

“NYSE” shall mean the New York Stock Exchange.

“Observer” shall have the meaning set forth in Section 6.13.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” shall have the meaning set forth in Section 2.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

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“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Representatives” shall have the meaning set forth in Section 6.11.1.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Agreement” shall mean the Agreement by and between David G. Massad and BHLB, as ratified as of the date hereof and effective as of the Effective Time.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Berkshire Bank or CBTC, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.11.1.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean April 30, 2018.

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“Voting Stock Consideration Limit” shall have the meaning set forth in Section 3.1.3.

“WARN Act” shall have the meaning set forth in Section 7.5.7.

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“401(k) Plan” shall have the meaning set forth in Section 6.14.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

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ARTICLE II
THE MERGER

2.1           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Commerce shall merge with and into BHLB, with BHLB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Commerce shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Commerce shall be vested in and assumed by BHLB. As part of the Merger, each outstanding share of Commerce Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2           Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of the Commonwealth of Massachusetts on the day of the Closing (the “Closing Date”), in accordance with the DGCL and MGL, respectively. The “Effective Time” means the date and time upon which the certificate of merger and the articles of merger, respectively, are filed with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Massachusetts, or as otherwise stated in the certificate of merger or articles of merger, in accordance with the DGCL and MGL. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman, PC, at 10:00 a.m. on the day prior to the Closing Date.

2.3           Certificate of Incorporation and Bylaws.

The certificate of incorporation and bylaws of BHLB as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4           Directors of the Surviving Corporation.

Effective immediately after the Closing Date, Pamela Massad and David Brunelle (the “New Board Members”) shall be appointed and elected to the BHLB and Berkshire Bank Boards of Directors; provided, however, that if, prior to the Effective Time, Ms. Massad or Mr. Brunelle are unable or unwilling to serve as members of the BHLB and Berkshire Bank Board of Directors, BHLB, in consultation with Commerce, shall designate a New Board Member from the remaining existing members of the Commerce Board of Directors.

2.5           Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and MGL.

2.6           Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7           Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX prior to the Effective Time, BHLB may revise the structure for effecting the

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Merger described in Section 2.1 or the Bank Merger including, without limitation, (A) by substituting a wholly owned subsidiary for BHLB or Berkshire Bank, as applicable, or (B) entering into a stock purchase agreement with certain stockholders of Commerce and immediately thereafter effectuating a short-form merger between parent and subsidiary pursuant to MGL Ch. 156D, §11.05, provided that, in any revision to the structure: (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BHLB, Berkshire Bank, Commerce, CBTC or to the BHLB or Commerce stockholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.5 and 9.3.5, as a result of the modification; (iii) the consideration to be paid to the holders of Commerce Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount, other than as contemplated in the Shareholder Agreement in connection with the Merger; and (iv) such modification will not materially delay the Closing or materially jeopardize or delay (x) the calling and holding of the Commerce Stockholders Meeting, the solicitation of proxies in connection therewith, or stockholder consent in lieu of a meeting of stockholders, to the extent permissible or (y) the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8           Additional Actions.

If, at any time after the Effective Time, BHLB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Commerce or any Commerce Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Commerce and its officers and directors shall be deemed to have granted to BHLB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Commerce or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BHLB are authorized in the name of Commerce or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1           Conversion of Commerce Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BHLB, Commerce or the holders of any of the shares of Commerce Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1       Each share of BHLB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2       All shares of Commerce Common Stock held in the treasury of Commerce prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3       Subject to a potential adjustment as provided in Section 10.1.9, each outstanding share of Commerce Common Stock (other than Treasury Stock and Dissenting Shares) shall be converted into the right to receive 0.93 (the “Exchange Ratio”) shares of BHLB Common Stock (the “BHLB Common Stock Consideration”); provided, however, that no Commerce stockholder shall receive, as aggregated with such stockholder’s immediate family members and affiliates for purposes of 12 C.F.R. § 225.41 of Regulation Y (the “Acting in Concert Group”), BHLB Common Stock Consideration that would exceed 9.9% of the outstanding BHLB Common Stock as of the Effective Time (the “Voting Stock Consideration Limit”). In the event that any Commerce stockholder, as aggregated with such stockholder’s Acting in Concert Group, would otherwise exceed the Voting Stock Consideration Limit, such

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Commerce stockholder shall receive 0.465 shares of non-voting, participating BHLB preferred stock as defined by the Certificate of Designation attached as Exhibit C hereto (“BHLB Preferred Stock Consideration”) for every share of Commerce Common Stock that may not be converted into BHLB Common Stock as a consequence of the Voting Stock Consideration Limit.

3.1.4       Each outstanding share of Commerce Common Stock, the holder of which has perfected his right to appraisal under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Commerce shall give BHLB prompt notice upon receipt by Commerce of any such demands for payment of the fair value of such shares of Commerce Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHLB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Commerce shall not, except with the prior written consent of BHLB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by BHLB as the surviving company.

3.1.5       If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Commerce Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Commerce Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.6       Upon the Effective Time, outstanding shares of Commerce Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Commerce on such shares of Commerce Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.7       Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHLB Common Stock or BHLB Preferred Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHLB Common Stock or BHLB Preferred Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of BHLB. In lieu of the issuance of any such fractional share, BHLB shall pay to each former holder of Commerce Common Stock who otherwise would be entitled to receive a fractional share of BHLB Common Stock or BHLB Preferred Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Commerce Common Stock owned by a Commerce stockholder shall be combined so as to calculate the maximum number of whole shares of BHLB Common Stock and BHLB Preferred Stock issuable to such Commerce stockholder.

3.1.8       If BHLB changes (or the BHLB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BHLB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If Commerce changes (or the Commerce Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Commerce Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

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3.2           Procedures for Exchange of Commerce Common Stock.

3.2.1       BHLB to Make Merger Consideration Available. After the Closing and at or prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Commerce Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of the cash payable in lieu of the issuance of fractional shares pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of BHLB Common Stock and BHLB Preferred Stock for exchange in accordance with this Section 3.2 (such cash and shares of BHLB Common Stock and BHLB Preferred Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2       Exchange of Certificates. BHLB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Commerce Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3       Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Commerce Common Stock shall have no rights, after the Effective Time, with respect to such Commerce Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to BHLB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHLB Common Stock represented by such Certificate.

3.2.4       Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5       Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of Commerce of the Commerce Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6       Return of Exchange Fund. At any time following the nine (9) month period after the Effective Time, BHLB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHLB (subject to abandoned property, escheat

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and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BHLB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7       Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8        Withholding. BHLB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Commerce Common Stock such amounts as BHLB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BHLB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Commerce Common Stock in respect of whom such deduction and withholding were made by BHLB or the Exchange Agent.

3.3           Bank Merger.

BHLB intends to cause the merger of CBTC with and into Berkshire Bank, with Berkshire Bank as the surviving institution, but retains the right to hold CBTC as a separate subsidiary or as a division of Berkshire Bank. Subject to the foregoing and in BHLB’s sole determination, following the execution and delivery of this Agreement, BHLB will cause Berkshire Bank, and Commerce will cause CBTC, to execute and deliver an agreement and plan of merger in respect of the Bank Merger. Berkshire Bank will make its commercially reasonable best efforts to utilize the name and brand of CBTC in Worcester market area, subject to Regulatory Approval, following the completion of the Bank Merger.

3.4           Reservation of Shares.

BHLB shall reserve for issuance a sufficient number of shares of the BHLB Common Stock for the purpose of issuing shares of BHLB Common Stock to the Commerce stockholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMMERCE

Commerce represents and warrants to BHLB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Commerce Disclosure Schedule delivered by Commerce to BHLB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Commerce Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of Commerce shall include the Knowledge of CBTC.

4.1           Standard.

Except as set forth in the following sentence, no representation or warranty of Commerce contained in this Article IV shall be deemed untrue or incorrect, and Commerce shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with

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any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and 4.2.5 and the last sentence of Sections 4.2.1 and 4.2.2), Section 4.3 and 4.4 (other than Section 4.4.2(iii)) which shall be true and correct in all material respects).

4.2           Organization.

4.2.1       Commerce is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the BHCA. Commerce has full corporate power and authority to carry on its business as now conducted. Commerce is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2       CBTC is a Massachusetts-chartered stock trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in CBTC are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CBTC when due. CBTC is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on Commerce Disclosure Schedule 4.2.2.

4.2.3       Commerce Disclosure Schedule 4.2.3 sets forth each Commerce Subsidiary and its jurisdiction of incorporation or organization. Each Commerce Subsidiary (other than CBTC) is a corporation, limited liability company or other legal entity as set forth on Commerce Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Commerce Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4       The respective minute books of Commerce, CBTC and each other Commerce Subsidiary accurately record all corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5       Prior to the date of this Agreement, Commerce has made available to BHLB true and correct copies of the certificate of incorporation, articles of organization or articles of association, as applicable, and bylaws or other governing documents of Commerce, CBTC and each other Commerce Subsidiary.

4.3           Capitalization.

4.3.1       The authorized capital stock of Commerce consists of (i) 10,000,000 shares of Commerce Common Stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value (“Commerce Preferred Stock” and collectively with Commerce Common Stock, “Commerce Stock”). As of April 30, 2017, there were (i) 6,328,300 shares of Commerce Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) no outstanding shares of Commerce Preferred Stock, and (iii) no shares of Commerce Common Stock held by Commerce as Treasury Stock. Commerce does not own, of record or beneficially, any shares of Commerce Stock which are not Treasury Stock. CBTC does not own, of record or beneficially, any shares of Commerce Stock. Neither Commerce nor any Commerce Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Commerce, or any other security of Commerce or a Commerce Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Commerce or a Commerce Subsidiary or any other security of Commerce or any Commerce Subsidiary. Commerce Disclosure Schedule 4.3.1 also includes (i) the aggregate amount of subordinated debt issued and outstanding by Commerce as of April 30, 2017, and (ii) a list of the individual debt holders and the amount of subordinated debt issued and outstanding to each debt holder.

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4.3.2       Commerce owns all of the capital stock of each Commerce Subsidiary, free and clear of any lien or encumbrance. Except for the Commerce Subsidiaries and as set forth in Commerce Disclosure Schedule 4.3.2, Commerce does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Commerce or any Commerce Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of CBTC, including stock in the FHLB.

4.3.3       To Commerce’s Knowledge, except as set forth on Commerce Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Commerce Common Stock.

4.3.4       No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Commerce’s stockholders may vote have been issued by Commerce and are outstanding.

4.4           Authority; No Violation.

4.4.1       Commerce has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Commerce’s stockholders (the “Commerce Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Commerce and the completion by Commerce of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Commerce. This Agreement has been duly and validly executed and delivered by Commerce, and subject to Commerce Stockholder Approval (the “Commerce Stockholder Approval”), and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHLB, constitutes the valid and binding obligation of Commerce, enforceable against Commerce in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2       (a)  The execution and delivery of this Agreement by Commerce, and (b) subject to receipt of Regulatory Approvals and Commerce’s and BHLB’s compliance with any conditions contained therein, the receipt of the Commerce Stockholder Approval, and compliance by BHLB with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and compliance by Commerce with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of organization and bylaws of Commerce or CBTC; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Commerce or CBTC or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Commerce or CBTC under any of the terms, conditions or provisions of any Commerce Material Contract.

4.5           Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the Commonwealth of Massachusetts, and (d) the Commerce Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Commerce, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Commerce, the completion by Commerce of the Merger and the performance by Commerce of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. Commerce has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Commerce to result in a Materially Burdensome Regulatory Condition, or that (ii) any public body or authority having jurisdiction over the

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affairs of Commerce or CBTC, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6           Financial Statements.

4.6.1       The Commerce Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of Commerce as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2       Commerce has previously made available to BHLB the Commerce Financial Statements. The Commerce Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Commerce and the Commerce Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.3       Except as provided in Commerce Disclosure Schedule 4.6.3, at the date of the most recent consolidated statement of financial condition included in the Commerce Financial Statements or in the Commerce Regulatory Reports, Commerce did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Commerce Financial Statements or in the Commerce Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7           Taxes.

Commerce and the Commerce Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Commerce, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Commerce and the Commerce Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Commerce and the Commerce Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. Commerce and the Commerce Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of Commerce and the Commerce Subsidiaries did not, as of the most recent Commerce Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Commerce balance sheet (rather than in any notes thereto). Commerce and its Subsidiaries are subject to Tax audits in the ordinary course of business. Commerce management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Commerce. Commerce and the Commerce Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Commerce or any of the Commerce Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither Commerce nor any of the Commerce Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Commerce or (B) has any liability for the Taxes of any Person (other than Commerce or any of the Commerce Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Commerce or any Commerce Subsidiary

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for any alleged deficiency in any Tax, and neither Commerce nor any Commerce Subsidiary has been notified in writing of any proposed Tax claims or assessments against Commerce or any Commerce Subsidiary. Commerce and the Commerce Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Commerce and the Commerce Subsidiaries have delivered to BHLB true and complete copies of all Income Tax Returns of Commerce and the Commerce Subsidiaries for taxable periods ending on or after January 1, 2014. Neither Commerce nor any of the Commerce Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither Commerce nor any of the Commerce Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither Commerce nor any of the Commerce Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8           No Material Adverse Effect.

Neither Commerce nor any Commerce Subsidiary has suffered any Material Adverse Effect since March 31, 2017 and, to Commerce’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Commerce.

4.9           Material Contracts; Leases; Defaults.

4.9.1       Except as set forth in Commerce Disclosure Schedule 4.9.1, neither Commerce nor any Commerce Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Commerce or any Commerce Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Commerce or any Commerce Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Commerce or any Commerce Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by Commerce or any Commerce Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $100,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Commerce or any Commerce Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Commerce or any Commerce Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Commerce or any Commerce Subsidiary for the payment of more than $60,000 annually or for the payment of more than $100,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Commerce or any Commerce Subsidiary.

4.9.2       Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Commerce Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither Commerce nor any Commerce Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and, to Commerce’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on Commerce Disclosure Schedule 4.9.2.

4.9.3       True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 (each a “Commerce Material Contract,” and collectively, the “Commerce Material

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Contracts”) have been made available to BHLB on or before the date hereof, are listed on Commerce Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in Commerce Disclosure Schedule 4.9.3, no Commerce Material Contract (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Commerce or any Commerce Subsidiary or upon the occurrence of a subsequent event; (ii) requires Commerce or any Commerce Subsidiary to provide a benefit in the form of Commerce Common Stock or determined by reference to the value of Commerce Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10         Ownership of Property; Insurance Coverage.

4.10.1     Commerce and each Commerce Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Commerce or such Commerce Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Commerce Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Commerce Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Commerce and the Commerce Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Commerce and the Commerce Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Commerce Financial Statements.

4.10.2     With respect to all material agreements pursuant to which Commerce or any Commerce Subsidiary has purchased securities subject to an agreement to resell, if any, Commerce or such Commerce Subsidiary, as the case may be, has a lien or security interest (which to Commerce’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3     Commerce and each Commerce Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Commerce nor any Commerce Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Commerce Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Commerce or any Commerce Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Commerce and each Commerce Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Commerce Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Commerce and each Commerce Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Commerce has made available to BHLB copies of all of the policies listed on Commerce Disclosure Schedule 4.10.3.

4.11         Legal Proceedings.

There is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Commerce or any of its Subsidiaries (and it is not aware of any facts that reasonably would be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses or, after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing

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its obligations under, or consummating the transactions contemplated by, this Agreement. Except as set forth on Commerce Disclosure Schedule 4.11, there is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Commerce, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

4.12         Compliance with Applicable Law.

Except as set forth on Commerce Disclosure Schedule 4.12 and in Section 4.15:

4.12.1     To Commerce’s Knowledge, Commerce and each Commerce Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Commerce nor any Commerce Subsidiary has received any written notice to the contrary.

4.12.2     Commerce and each Commerce Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Commerce, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3     For the period beginning January 1, 2014, neither Commerce nor any Commerce Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Commerce or any Commerce Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Commerce or any Commerce Subsidiary, or indicating that Commerce or any Commerce Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Commerce or any Commerce Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Commerce or any Commerce Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed in Commerce Disclosure Schedule 4.12.3, neither Commerce nor any Commerce Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. Commerce has disclosed to BHLB its most recent regulatory ratings.

4.13         Employee Benefit Plans.

4.13.1     Commerce Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, phantom stock awards, stock appreciation rights, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Commerce or any of the Commerce Subsidiaries for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Commerce and under

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which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Commerce are eligible to participate (collectively, the “Commerce Benefit Plans”). Commerce has made available to BHLB true and complete copies of (i) the plan documents and summary plan descriptions for each written Commerce Benefit Plan, (ii) a summary of each unwritten Commerce Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified Commerce Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the Commerce Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified Commerce Benefit Plan (or, for a Commerce Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any Commerce Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each Commerce Benefit Plan that may be subject to Section 409A of the Code (“Commerce Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code.

4.13.2     All Commerce Benefit Plans are in material compliance with (and have been managed and administrated in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Commerce Disclosure Schedule 4.13.2, each Commerce Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Commerce is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Commerce and the Commerce Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Commerce Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Commerce Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

4.13.3     No “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained within the last six (6) years by Commerce or any of its ERISA Affiliates for the benefit of the employees or former employees of Commerce or its Subsidiaries.

4.13.4     Within the last six (6) years, neither Commerce nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Commerce Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Commerce nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Within the last six (6) years, neither Commerce nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, with respect to any Commerce Benefit Plan, and, to Commerce’s Knowledge, no event or condition exists that would reasonably be expected to result in the imposition of any liability on Commerce or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

4.13.5     Commerce has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Commerce Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Commerce’s Knowledge, records with respect to Commerce Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Commerce’s Knowledge, neither Commerce nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Commerce Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Commerce Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code.

4.13.6     Commerce has not, with respect to any Commerce Benefit Plan, nor, to Commerce’s Knowledge, has any administrator of any Commerce Benefit Plan, the related trusts or any trustee thereof, engaged

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in any non-exempt prohibited transaction which would subject Commerce, any ERISA Affiliate of Commerce, or any Commerce Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7     Except as set forth on Commerce Disclosure Schedule 4.13.7, Commerce has no liability for retiree health and life benefits under any Commerce Benefit Plan other than any benefits required under COBRA or similar state laws or benefits in the nature of severance pursuant to an employment agreement, severance agreement, separation agreement or similar plan, policy or arrangement.

4.13.8     Except as set forth on Commerce Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Commerce from Commerce under any Commerce Benefit Plan, (B) increase any benefits otherwise payable under any Commerce Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Commerce Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any Commerce Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Commerce or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9     The actuarial present values of all accrued Commerce Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Commerce and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Commerce Financial Statements to the extent required by and in accordance with GAAP.

4.13.10   There is not, and has not been, any trust or fund maintained by or contributed to by Commerce or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11   No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Commerce, has been threatened or is anticipated, against any Commerce Benefit Plan (other than routine claims for benefits and appeals of such claims), Commerce or any Commerce Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Commerce Benefit Plan or any fiduciary thereof.

4.13.12   Commerce Disclosure Schedule 4.13.12 sets forth: the name of each holder of a Commerce Phantom Stock Award, identifying the number of shares of phantom stock issued to such holder, the grant, vesting and expiration dates, and the grant price and exercise price relating to the awards held.

4.14         Brokers, Finders and Financial Advisors.

Neither Commerce nor any Commerce Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. by Commerce and the fee payable pursuant thereto. Commerce has made available to BHLB a true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to Commerce in connection with the Merger and the transactions contemplated by this Agreement.

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4.15         Environmental Matters.

4.15.1     Except as may be set forth in Commerce Disclosure Schedule 4.15, with respect to Commerce and each Commerce Subsidiary:

(A)         To the Knowledge of Commerce and the Commerce Subsidiaries, each of Commerce and the Commerce Subsidiaries, and the Commerce Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)         Neither Commerce nor any Commerce Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Commerce and the Commerce Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Commerce Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Commerce, or any of the Commerce Subsidiaries;

(C)         To the Knowledge of Commerce and the Commerce Subsidiaries, the properties currently owned or operated by Commerce or any Commerce Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) do not contain any Materials of Environmental Concern in an amount, manner or condition requiring any notification, investigation, abatement, remediation or any response action under applicable Environmental Laws;

(D)         There are no underground storage tanks on, in or under any properties owned or operated by Commerce or any of the Commerce Subsidiaries or any Commerce Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Commerce or any of the Commerce Subsidiaries or any Commerce Loan Property except as in compliance with Environmental Laws; and

(E)         During the period of (a) Commerce’s or any of the Commerce Subsidiaries’ ownership or operation of any of their respective current properties or (b) Commerce’s or any of the Commerce Subsidiaries’ holding of a direct or indirect security interest in any Commerce Loan Property, to the Knowledge of Commerce and the Commerce Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Commerce and the Commerce Subsidiaries, prior to the period of (x) Commerce’s or any of the Commerce Subsidiaries’ ownership or operation of any of their respective current properties or (y) Commerce’s or any of the Commerce Subsidiaries’ holding of a direct or indirect security interest in any Commerce Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)         Neither Commerce nor any other Commerce Subsidiary has conducted any environmental assessment or investigation during the past five (5) years (other than Phase II assessments which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Commerce Loan Property.

4.15.2     For purposes of this Section 4.15, “Commerce Loan Property” means any property in which Commerce or a Commerce Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Commerce Loan Participation, and “Commerce Loan Participation” means a participation interest in a loan or other extension of credit other than by Commerce or a Commerce Subsidiary.

4.16         Loan Portfolio.

4.16.1     The allowances for loan losses reflected in the notes to Commerce’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in

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the notes to the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2     Commerce Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2017), by account, of: (A) all loans (including loan participations) of CBTC that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from CBTC to any borrowers, customers or other parties during the past twelve (12) months wherein CBTC has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified CBTC during the past twelve (12) months of, or has asserted against Commerce or CBTC, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Commerce and CBTC, each borrower, customer or other party which has given Commerce or CBTC any oral notification of, or orally asserted to or against Commerce or CBTC, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2017 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by Commerce or CBTC as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Commerce Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that Commerce Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that has been excluded.

4.16.3     All loans receivable (including discounts) and accrued interest entered on the books of Commerce and CBTC arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Commerce’s and CBTC’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Commerce and CBTC are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except with respect to liens in favor of the FHLB, all such loans are owned by Commerce or CBTC free and clear of any liens.

4.16.4     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17         Related Party Transactions.

Neither Commerce nor any Commerce Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Commerce or any Commerce Subsidiary, except as described in Commerce Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Commerce or any Commerce Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Commerce nor any Commerce Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

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4.18         Deposits.

Except as disclosed in Commerce Disclosure Schedule 4.18, none of the deposits of CBTC as of March 31, 2017 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19         Board Approval.

The Board of Directors of Commerce determined that the Merger is in the best interests of Commerce and its stockholders, approved this Agreement, resolved to recommend approval of this Agreement by the holders of Commerce Common Stock, and directed that this Agreement be submitted to the holders of Commerce Common Stock for their approval. The Board of Directors of Commerce has taken all action so that BHLB and Berkshire Bank will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with Commerce (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

4.20         Registration Obligations.

Neither Commerce nor any Commerce Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21         Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Commerce’s own account, or for the account of one or more of Commerce’s Subsidiaries or their customers, in force and effect as of March 31, 2017 (all of which are set forth in Commerce Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Commerce and each Commerce Subsidiary, with counterparties believed to be financially responsible at the time; and to Commerce’s and each Commerce Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Commerce or such Commerce Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Commerce nor any Commerce Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22         Fairness Opinion.

Commerce has received an opinion, a copy of which will be provided to BHLB promptly following the date of this Agreement, from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Commerce pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23         Intellectual Property.

Commerce and each Commerce Subsidiary owns or, to Commerce’s Knowledge, possesses the rights necessary (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment (except for license fees or other payments pursuant to commercially available off-the-shelf technology), and neither Commerce nor any Commerce Subsidiary has received any written notice of breach or conflict with respect thereto that asserts the rights of others. Commerce and each Commerce Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

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4.24         Duties as Fiduciary.

CBTC has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. CBTC has not received notice of any claim, allegation, or complaint from any Person that CBTC failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Commerce’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude CBTC’s capacity with respect to individual retirement accounts or the Commerce Benefit Plans.

4.25         Employees; Labor Matters.

4.25.1     Commerce Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Commerce and the Commerce Subsidiaries as of March 31, 2017: job location, job title, current annual base salary, year of hire and years of service.

4.25.2     There are no labor or collective bargaining agreements to which Commerce or any Commerce Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Commerce, threatened against Commerce or any Commerce Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Commerce, threatened against Commerce or any Commerce Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Commerce, threatened against Commerce or any Commerce Subsidiary (other than routine employee grievances that are not related to union employees). Commerce and each Commerce Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Commerce nor any Commerce Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3     To Commerce’s Knowledge, all Persons who have been treated as independent contractors by Commerce or any Commerce Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26         Commerce Information Supplied.

The information relating to Commerce and any Commerce Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27         Internal Controls.

4.27.1     The records, systems, controls, data and information of Commerce and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Commerce or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Commerce and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

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4.27.2     Commerce’s management has completed an assessment of the effectiveness of its internal control over financial reporting for the year ended December 31, 2016, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Commerce board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.27.3     Since December 31, 2014, (A) neither Commerce nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Commerce or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or nay of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Commerce or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by Commerce or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors officers.

4.28         Bank Owned Life Insurance.

Commerce and each Commerce Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. CBTC has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. Commerce Disclosure Schedule 4.28 sets forth all BOLI owned by Commerce or any Commerce Subsidiary, a breakdown of the cash surrender values on each policy, the purpose for which each policy was purchased, the beneficiaries of such policy and a list of the lives insured thereunder.

4.29         Stock Transfer Records.

The Stock transfer books and records of Commerce are materially complete and accurate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHLB

BHLB represents and warrants to Commerce that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHLB Disclosure Schedule delivered by BHLB to Commerce on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHLB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of BHLB shall include the Knowledge of Berkshire Bank.

5.1           Standard.

Except as set forth in the following sentence, no representation or warranty of BHLB contained in this Article V shall be deemed untrue or incorrect, and BHLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar

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terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Section 5.3 and 5.4 (other than Section 5.4.2(iii)) which shall be true and correct in all material respects.

5.2           Organization.

5.2.1       BHLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. BHLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2       Berkshire Bank is a Massachusetts-chartered stock trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in Berkshire Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on BHLB Disclosure Schedule 5.2.2.

5.2.3       BHLB Disclosure Schedule 5.2.3 sets forth each BHLB Subsidiary and its jurisdiction of incorporation or organization. Each BHLB Subsidiary (other than Berkshire Bank) is a corporation, limited liability company or other legal entity as set forth on BHLB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each BHLB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4       The respective minute books of BHLB and Berkshire Bank accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

5.2.5       Prior to the date of this Agreement, BHLB has made available to Commerce true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB and Berkshire Bank and each other BHLB Subsidiary.

5.3           Capitalization.

5.3.1       The authorized capital stock of BHLB consists of (i) 50,000,000 shares of BHLB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHLB Preferred Stock” and collectively with the BHLB Common Stock, the “BHLB Stock”). As of April 30, 2017, there are (i) 35,789,762 shares of BHLB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 942,367 shares of BHLB Common Stock held by BHLB as treasury stock, and (iii) no shares of BHLB Preferred Stock outstanding. Berkshire Bank does not own, of record or beneficially, any shares of BHLB Stock, other than shares held as treasury stock. Neither BHLB nor any BHLB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHLB, or any other security of BHLB or an BHLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHLB or an BHLB Subsidiary or any other security of BHLB or any BHLB Subsidiary, other than shares of BHLB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHLB. BHLB has granted options to acquire 92,222 shares of BHLB Common Stock at a weighted average exercise price of $13.91 per share. All shares of BHLB Common Stock issuable pursuant to option plans maintained by BHLB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2       BHLB owns all of the capital stock of each BHLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the BHLB Subsidiaries and as set forth in BHLB Disclosure Schedule 5.3.2, BHLB as of the date of this Agreement

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does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BHLB or any BHLB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Berkshire Bank, including stock in the FHLB.

5.3.3       To BHLB’s Knowledge, except as set forth on BHLB Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BHLB Common Stock.

5.3.4       No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHLB’s stockholders may vote have been issued by BHLB and are outstanding.

5.4           Authority; No Violation.

5.4.1       BHLB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BHLB and the completion by BHLB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BHLB. This Agreement has been duly and validly executed and delivered by BHLB, and subject to the receipt of the Regulatory Approvals, the Commerce Stockholder Approval, and due and valid execution and delivery of this Agreement by Commerce, constitutes the valid and binding obligations of BHLB, enforceable against BHLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2       (a)  The execution and delivery of this Agreement by BHLB, and (b) subject to receipt of the Regulatory Approvals, and compliance by Commerce and BHLB with any conditions contained therein, the receipt of the Commerce Stockholder Approval, and compliance by Commerce with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and compliance by BHLB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BHLB or any BHLB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHLB or any BHLB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHLB or any BHLB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHLB or any BHLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5           Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHLB Common Stock to be issued in the Merger on the NYSE and (f) the approval of this Agreement by the Commerce Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHLB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHLB, the completion by BHLB of the Merger and the performance by BHLB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. BHLB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the

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imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BHLB to result in a Materially Burdensome Regulatory Condition or that (ii) any public body or authority having jurisdiction over the affairs of BHLB and Berkshire Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6           Financial Statements.

5.6.1       The BHLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BHLB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2       BHLB has previously made available to Commerce the BHLB Financial Statements covering periods ended prior to the date hereof. The BHLB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHLB and the Berkshire Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3       At the date of the most recent consolidated statement of financial condition included in the BHLB Financial Statements or in the BHLB Regulatory Reports, BHLB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHLB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7           Taxes.

5.7.1       Neither BHLB nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. BHLB and the BHLB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BHLB, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BHLB and the BHLB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. BHLB and the BHLB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. BHLB and the BHLB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of BHLB and the BHLB Subsidiaries did not, as of the most recent BHLB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BHLB balance sheet (rather than in any notes thereto). BHLB and its Subsidiaries are subject to Tax audits in the ordinary course of business. BHLB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on BHLB. BHLB and the BHLB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BHLB or any of the BHLB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither BHLB nor any of the BHLB Subsidiaries (A) has been a member of a group with which they have filed or been included in

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a combined, consolidated or unitary income Tax Return other than a group the common parent of which was BHLB or (B) has any liability for the Taxes of any Person (other than BHLB or any of the BHLB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against BHLB or any BHLB Subsidiary for any alleged deficiency in any Tax, and neither BHLB nor any BHLB Subsidiary has been notified in writing of any proposed Tax claims or assessments against BHLB or any BHLB Subsidiary. BHLB and the BHLB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. BHLB and the BHLB Subsidiaries have delivered to Commerce true and complete copies of all Tax Returns of BHLB and the BHLB Subsidiaries for taxable periods ending on or after December 31, 2014. Neither BHLB nor any of the BHLB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither BHLB nor any of the BHLB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither BHLB nor any of the BHLB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

5.8           No Material Adverse Effect.

Neither BHLB nor any BHLB Subsidiary has suffered any Material Adverse Effect since March 31, 2017 and, to BHLB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BHLB.

5.9           Ownership of Property; Insurance Coverage.

5.9.1       Except as set forth on BHLB Disclosure Schedule 5.9.1, BHLB and each BHLB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BHLB or such BHLB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an BHLB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BHLB and the BHLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHLB and the BHLB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHLB Financial Statements.

5.9.2       With respect to all material agreements pursuant to which BHLB or any BHLB Subsidiary has purchased securities subject to an agreement to resell, if any, BHLB or such BHLB Subsidiary, as the case may be, has a lien or security interest (which to BHLB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3       BHLB and each BHLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BHLB nor any BHLB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BHLB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHLB or any BHLB Subsidiary under

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such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHLB and each BHLB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BHLB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by BHLB and each BHLB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. BHLB has made available to Commerce copies of all of the policies listed on BHLB Disclosure Schedule 5.9.3.

5.10         Legal Proceedings.

Except as set forth on BHLB Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting BHLB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by BHLB, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

5.11         Compliance with Applicable Law.

Except as set forth on BHLB Disclosure Schedule 5.11:

5.11.1     To BHLB’s Knowledge, BHLB and each BHLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHLB nor any BHLB Subsidiary has received any written notice to the contrary.

5.11.2     BHLB and each BHLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3     For the period beginning January 1, 2014, neither BHLB nor any BHLB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHLB or any BHLB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHLB or any BHLB Subsidiary, or indicating that BHLB or any BHLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, bank holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHLB or any BHLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHLB or any BHLB Subsidiary. Neither BHLB nor any BHLB Subsidiary has consented to or entered into any Regulatory

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Agreement that is currently in effect. The most recent regulatory rating given to Berkshire Bank as to compliance with the CRA is “Satisfactory” or better.

5.11.4       Berkshire Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC, as amended from time to time. BHLB is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC, as amended from time to time.

5.12         Employee Benefit Plans.

5.12.1     BHLB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, phantom stock awards, stock appreciation rights, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHLB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to BHLB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of BHLB are eligible to participate (collectively, the “BHLB Benefit Plans”). BHLB has furnished or otherwise made available to Commerce true and complete copies of (i) the plan documents and summary plan descriptions for each written BHLB Benefit Plan, (ii) a summary of each unwritten BHLB Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified BHLB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the BHLB Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified BHLB Benefit Plan (or, for a BHLB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any BHLB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each BHLB Benefit Plan that may be subject to Section 409A of the Code (“BHLB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code.

5.12.2     All BHLB Benefit Plans are in material compliance with (and have been managed and administrated in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BHLB Disclosure Schedule 5.12.2, each BHLB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BHLB and the BHLB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHLB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHLB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

5.12.3     Except as set forth on BHLB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained within the last six (6) years by BHLB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHLB or its Subsidiaries.

5.12.4     Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHLB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHLB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than

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PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code with respect to any BHLB Benefit Plan, and no event or condition exists that would reasonably be expected to result in the imposition of any liability on BHLB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

5.12.5     BHLB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BHLB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BHLB’s Knowledge, records with respect to BHLB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BHLB’s Knowledge, neither BHLB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHLB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No BHLB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such BHLB Benefit Plan is self-insured).

5.12.6     BHLB has not, with respect to any BHLB Benefit Plan, nor, to BHLB’s Knowledge, has any administrator of any BHLB Benefit Plan, the related trusts or any trustee thereof, engaged in any non-exempt prohibited transaction which would subject BHLB, any ERISA Affiliate of BHLB, or any BHLB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.12.7     Except as set forth on BHLB Disclosure Schedule 5.12.7, BHLB has no liability for retiree health and life benefits under any BHLB Benefit Plan other than any benefits required under COBRA or similar state laws.

5.12.8     Except as set forth on BHLB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHLB from BHLB under any BHLB Benefit Plan, (B) increase any benefits otherwise payable under any BHLB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on BHLB Disclosure Schedule 5.12.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any BHLB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by BHLB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.12.9     The actuarial present values of all accrued BHLB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHLB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHLB Financial Statements to the extent required by and in accordance with GAAP.

5.12.10   There is not, and has not been, any trust or fund maintained by or contributed to by BHLB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.12.11   No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHLB, has been threatened or is anticipated, against any BHLB Benefit Plan (other than routine claims for benefits and appeals of such claims), BHLB or any BHLB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHLB Benefit Plan or any fiduciary thereof.

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5.13         Brokers, Finders and Financial Advisors.

Neither BHLB nor any BHLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of J.P. Morgan Securities LLC by BHLB and the fee payable thereto.

5.14         Environmental Matters.

5.14.1     Except as may be set forth in BHLB Disclosure Schedule 5.14, with respect to BHLB and each BHLB Subsidiary:

(A)         To the Knowledge of BHLB and the BHLB Subsidiaries, each of BHLB and the BHLB Subsidiaries, and the BHLB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

(B)         Neither BHLB nor any BHLB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BHLB and the BHLB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BHLB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by BHLB, or any of the BHLB Subsidiaries;

(C)         To the Knowledge of BHLB and the BHLB Subsidiaries, the properties currently owned or operated by BHLB or any BHLB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) do not contain any Materials of Environmental Concern in an amount, manner or condition requiring any notification, investigation, abatement, remediation or any response action under applicable Environmental Laws;

(D)         There are no underground storage tanks on, in or under any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property except as in compliance with Environmental Laws; and

(E)         During the period of (a) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (b) BHLB’s or any of the BHLB Subsidiaries’ holding of direct or indirect security interests in any BHLB Loan Property, to the Knowledge of BHLB and the BHLB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of BHLB and the BHLB Subsidiaries, prior to the period of (x) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (y) BHLB’s or any of the BHLB Subsidiaries’ holding of direct or indirect security interests in any BHLB Loan Property, there was no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)         Neither BHLB nor any other BHLB Subsidiary has conducted any environmental assessment or investigation during the past five (5) years (other than Phase II assessments which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BHLB Loan Property.

5.14.2     For purposes of this Section 5.14, “BHLB Loan Property” means any property in which BHLB or an BHLB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an BHLB Loan Participation, and “BHLB Loan Participation” means a participation interest in a loan or other extension of credit other than by BHLB or an BHLB Subsidiary.

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5.15         BHLB Information Supplied.

The information relating to BHLB and any BHLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16         Securities Documents.

Since January 1, 2014, BHLB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHLB SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the BHLB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the BHLB SEC Reports has been incorporated by reference, the BHLB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. BHLB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHLB SEC Reports (the “BHLB Material Agreements”).

5.17         Internal Controls.

5.17.1     The records, systems, controls, data and information of BHLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. BHLB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BHLB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15D-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.17.2     BHLB’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Commerce Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.17.3     Since December 31, 2014, (A) neither BHLB nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of BHLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BHLB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHLB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

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5.18         BHLB Common Stock.

The shares of BHLB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19         Available Funds

Immediately prior to the Effective Time, BHLB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.

5.20         [Intentionally Omitted]

5.21         Board Approval.

The Board of Directors of BHLB determined that the Merger is in the best interests of BHLB and its stockholders, approved this Agreement, and determined that stockholder approval is not required by law. The Board of Directors of BHLB has taken all action so that Commerce and CBTC will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with BHLB (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

5.22         Material Agreement; Defaults.

5.22.1     Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither BHLB nor any BHLB Subsidiary is in material default under any BHLB Material Agreement by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.22.2     Except as set forth in BHLB Disclosure Schedule 5.22.2, no BHLB Material Agreement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BHLB or any BHLB Subsidiary or upon the occurrence of a subsequent event; (ii) requires BHLB or any BHLB Subsidiary to provide a benefit in the form of BHLB Common Stock or determined by reference to the value of BHLB Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

5.23         Loan Portfolio.

5.23.1     The allowances for loan losses reflected in the notes to BHLB’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.

5.23.2     BHLB Disclosure Schedule 5.23.2 sets forth a listing that as of March 31, 2017 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder.

5.23.3     All loans receivable (including discounts) and accrued interest entered on the books of BHLB and Berkshire Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of BHLB’s and Berkshire Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of BHLB and Berkshire Bank are

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subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by BHLB or Berkshire Bank free and clear of any liens.

5.23.4     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.24         Related Party Transactions.

5.24.1     Neither BHLB nor any BHLB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BHLB or any BHLB Subsidiary, except as set forth in BHLB Disclosure Schedule 5.24 or as described in BHLB’s proxy statement dated April 7, 2017 distributed in connection with its annual meeting of stockholders held on May 18, 2017. Except as described in such proxy statement or in BHLB Disclosure Schedule 5.24, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of BHLB or any BHLB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither BHLB nor any BHLB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.25         Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BHLB’s own account, or for the account of one or more of BHLB’s Subsidiaries or their customers, in force and effect as of March 31, 2017 (all of which are set forth in BHLB Disclosure Schedule 5.25), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BHLB and each BHLB Subsidiary, with counterparties believed to be financially responsible at the time; and to BHLB’s and each BHLB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BHLB or such BHLB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BHLB nor any BHLB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.26         Duties as Fiduciary.

Other than as set forth on BHLB Disclosure Schedule 5.26, Berkshire Bank has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge has performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Berkshire Bank has not received notice of any claim, allegation, or complaint from any Person that Berkshire Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the BHLB Financial Statements. For purposes of this Section 5.27, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Berkshire Bank’s capacity with respect to individual retirement accounts or the BHLB Benefit Plans.

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5.27         Employees; Labor Matters.

5.27.1     There are no labor or collective bargaining agreements to which BHLB or any BHLB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary (other than routine employee grievances that are not related to union employees). BHLB and each BHLB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither BHLB nor any BHLB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.27.2     To BHLB’s Knowledge, all Persons who have been treated as independent contractors by BHLB or any BHLB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.28         Bank Owned Life Insurance.

BHLB and each BHLB Subsidiary has obtained the written consent of each employee on whose behalf BOLI has been purchased. Berkshire Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

ARTICLE VI
COVENANTS OF COMMERCE

6.1           Conduct of Business.

6.1.1       Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of BHLB, which consent will not be unreasonably withheld, conditioned or delayed, Commerce will, and it will cause each Commerce Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date, subject to the standard set forth in Section 4.1, or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2       Negative Covenants. Commerce agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHLB in writing (not to be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Commerce Subsidiaries not to:

(A)         take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)         change or waive any provision of its articles of organization (or CBTC’s articles of organization) or bylaws, except as required by law;

(C)         change the number of authorized or issued shares of its capital stock, issue any shares of Commerce Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible

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into shares of such stock, make any grant or award under the Commerce Long-Term Incentive Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Commerce (i)  may permit the vesting of awards previously made under the Commerce Long-Term Incentive Plan, (ii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.11 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by Commerce prior to the Effective Time and the payment thereof shall be coordinated with BHLB so that holders of Commerce Common Stock do not receive dividends on both Commerce Common Stock and BHLB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Commerce Common Stock or BHLB Common Stock received in the Merger in respect of such quarter) and (iii) any Commerce Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D)         enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) involving payments to or from Commerce in excess of $200,000, except as set forth on Commerce Disclosure Schedule 6.1.2(F) or otherwise as contemplated by this Agreement;

(E)         make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)         grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as required by applicable law, (ii) as may be required pursuant to commitments existing on the date hereof and set forth on Commerce Disclosure Schedules 4.9.1 and 4.13.1, (iii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iv) as otherwise contemplated by this Agreement, or (v) as set forth on Commerce Disclosure Schedule 6.1.2(F). Neither Commerce nor any Commerce Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000; provided, however, that that neither Commerce nor any Commerce Subsidiary shall hire any new employee without first seeking to fill any position internally;

(G)         except as set forth on Commerce Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, phantom stock award, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(H)         merge or consolidate Commerce or any Commerce Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of Commerce or any Commerce Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Commerce or CBTC and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by CBTC of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I)          except as set forth on Commerce Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of Commerce or of any Commerce Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Commerce or of any Commerce Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits,

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repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)          change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Commerce or CBTC;

(K)         waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Commerce or any Commerce Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(L)          purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $1,000,000, (iii) with a duration of not more than five (5) years and (iv) otherwise in the ordinary course of business consistent with past practice; provided that Commerce or its Subsidiaries may purchase United States Treasury Bills (x) having a face amount in the aggregate of not more than $5,000,000, (y) with a duration of not more than nine (9) months and (z) otherwise in the ordination course of business consistent with past practice;

(M)        except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Commerce Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $200,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $200,000 that have been excluded from the schedule), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $7.5 million for commercial real estate loans, $5.0 million for commercial and industrial loans, $500,000 for residential loans and $250,000 for home equity loans and lines of credit, (ii) that involves an exception to policy or (iii) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac; provided that BHLB shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if BHLB does not object to any such proposed loan within three business days of receipt by BHLB of a request by Commerce to exceed such limit along with all financial or other data that BHLB may reasonably request in order to evaluate such loan;

(N)         enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)         enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)          except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)         make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R)         except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Commerce Benefit Plan;

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(S)         make any capital expenditures in excess of $40,000 individually or $80,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on Commerce Disclosure Schedule 6.1.2(R) which includes the budget for each such pre-existing commitment.

(T)         except as set forth on Commerce Disclosure Schedule 6.1.2(S), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)         except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHLB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHLB;

(V)         undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Commerce or any Commerce Subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)        pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $40,000 individually or $80,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)         foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property identifies any Recognized Environmental Conditions (as that term is used in Phase I environmental assessments), providing notice to BHLB thereof prior to final sale;

(Y)         purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)         issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BHLB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BHLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)       make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB)       enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2           Subsidiaries.

Commerce shall cause the proper and lawful dissolution of any of its Subsidiaries that are inactive as of the date of this Agreement.

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6.3           Current Information.

6.3.1       During the period from the date of this Agreement to the Effective Time, Commerce will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding Commerce’s operations at such times as BHLB may reasonably request. Commerce will promptly notify BHLB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Commerce or any Commerce Subsidiary. Without limiting the foregoing, senior officers of BHLB and Commerce shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of Commerce and the Commerce Subsidiaries, and Commerce shall give due consideration to BHLB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHLB nor Berkshire Bank shall under any circumstance be permitted to exercise control of Commerce or any Commerce Subsidiary prior to the Effective Time.

6.3.2       Commerce and BHLB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Commerce to those used by BHLB, which planning shall include, but not be limited to, discussion of the possible termination by Commerce of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Commerce in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Commerce shall not be obligated to take any such action prior to the Effective Time and, unless Commerce otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. BHLB and Berkshire Bank shall indemnify Commerce for any reasonable out-of-pocket fees, expenses, or charges that Commerce or any Commerce Subsidiary may incur as a result of taking, at the request of BHLB or any BHLB Subsidiary, any action to facilitate the conversion.

6.3.3       Commerce shall provide BHLB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, Commerce shall provide BHLB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Commerce will promptly prepare and provide BHLB with the minutes of all Commerce and CBTC officer and director loan committee meetings.

6.3.4       Commerce shall promptly inform BHLB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Commerce or any Commerce Subsidiary under any labor or employment law.

6.4           Access to Properties and Records.

Subject to Section 11.1, Commerce shall permit BHLB access upon reasonable notice and at reasonable times to its properties and those of the Commerce Subsidiaries, and shall disclose and make available to BHLB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Commerce reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHLB may have a reasonable interest; provided, however, that Commerce shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Commerce’s reasonable judgment, would interfere with the normal conduct of Commerce’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Commerce shall

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provide and shall request its auditors to provide BHLB with such historical financial information regarding it (and related audit reports and consents) as BHLB may reasonably request for Securities Law disclosure purposes. BHLB shall use commercially reasonable efforts to minimize any interference with Commerce’s regular business operations during any such access to Commerce’s property, books and records. Commerce and each Commerce Subsidiary shall permit BHLB, at BHLB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by Commerce or any Commerce Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by Commerce or any Commerce Subsidiary.

6.5           Financial and Other Statements.

6.5.1       Promptly upon receipt thereof, Commerce will furnish to BHLB copies of each annual, interim or special audit of the books of Commerce and the Commerce Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Commerce by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Commerce and the Commerce Subsidiaries made by such accountants.

6.5.2       As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, FRB or FDIC, Commerce will deliver to BHLB the Commerce Regulatory Report filed by Commerce or CBTC. Within twenty-five (25) days after the end of each month, CBTC will deliver to BHLB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3       To the extent permitted by applicable law, Commerce promptly will advise upon receipt and permit review by BHLB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Commerce or CBTC.

6.5.4       With reasonable promptness, Commerce will furnish to BHLB its quarterly and annual reports and such additional financial data that Commerce possesses and as BHLB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6           Maintenance of Insurance.

Commerce shall use commercially reasonable efforts to maintain, and to cause the Commerce Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Commerce and the Commerce Subsidiaries as of the date of this Agreement and set forth in Commerce Disclosure Schedule 4.10.3. Commerce will promptly inform BHLB if Commerce or any Commerce Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7           Disclosure Supplements.

From time to time prior to the Effective Time, Commerce will promptly supplement or amend the Commerce Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Commerce Disclosure Schedule or which is necessary to correct any information in such Commerce Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Commerce Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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6.8           Consents and Approvals of Third Parties.

Commerce shall use its commercially reasonable efforts, and shall cause each Commerce Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9           All Reasonable Efforts.

Subject to the terms and conditions herein provided, Commerce agrees to use, and agrees to cause each Commerce Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10         Failure to Fulfill Conditions.

In the event that Commerce determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHLB.

6.11         No Solicitation.

6.11.1     From and after the date hereof until the termination of this Agreement, neither Commerce, nor any Commerce Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates including, without limitation, any investment banker, attorney or accountant retained by Commerce or any of the Commerce Subsidiaries (collectively, “Representatives”), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined by Section 6.11.4), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Commerce shall notify BHLB orally and in writing (as promptly as practicable but no later than one business day of receipt of such inquiry or proposal) of all of the relevant details relating to all inquiries and proposals which Commerce or any of its Subsidiaries or any of their respective officers, directors or employees, or, to Commerce’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of Commerce may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of Commerce from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time of the Commerce Stockholder vote to approve this Agreement at the Commerce Stockholder Meeting, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) such Acquisition Proposal did not result from a breach of this Section 6.11 by Commerce, (B) the Board of Directors of Commerce or any appropriate committee thereof has determined in its good faith judgment, after consultation with Commerce’s financial advisor and outside counsel, that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the Person making the proposal, and (C) such Acquisition Proposal is reasonably likely to result in a transaction more favorable to Commerce stockholders from a financial point of view than the Merger (taking into account all relevant factors, including, without limitation, the timing of consummation as compared to the Merger and after giving effect to all of the adjustments, if any, which may be offered by BHLB pursuant to Section 10.1.8) (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); provided, however, that a Superior Proposal may consist of multiple Acquisition Proposals that, taken together, satisfy all of the requirements set forth in this definition; provided, further, nothing contained in this Agreement shall prohibit Commerce and, if applicable, any of its Representatives from (i) informing any Person of the existence of the provisions of this Section 6.11, (ii) contacting any Person solely to clarify the terms and conditions of an Acquisition Proposal, or (iii) otherwise disclosing any information to its stockholders that the Commerce Board of Directors determines in good faith (after consultation with its outside legal counsel) that (i) it is required to disclose to Commerce’s stockholders under applicable law, or (ii) for the Board of Directors to comply with its fiduciary duties under applicable law, subject to compliance with the

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requirements of this Section 6.11 and Section 6.13. Commerce shall promptly, but in no event later than one (1) calendar day, notify BHLB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Commerce or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement.

6.11.2     “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Commerce or any of its Subsidiaries: (i)  any merger, consolidation, share exchange, business combination, or other similar transactions; (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Commerce and the Commerce Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii)  any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Commerce or the filing of a registration statement under the Securities Act in connection therewith; or (iv)  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.12         Reserves and Merger-Related Costs.

Prior to the Effective Time, each of Commerce and its Subsidiaries shall, consistent with GAAP and applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BHLB, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by Commerce or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Commerce or its management with any such adjustments.

6.13         Board of Directors and Committee Meetings.

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), Commerce and the Commerce Subsidiaries shall permit two (2) representatives of BHLB to attend any meeting of their Board of Directors, executive committee, loan (or credit) committee and asset liability committee as observers (together, the “BHLB Observers”), provided that neither Commerce nor any Commerce Subsidiary shall be required to permit the BHLB Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the BHLB Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement.

6.14         401(k) Plan Termination.

If requested by BHLB in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, Commerce shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of Commerce and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by Commerce or any of its Subsidiaries (the “401(k) Plan”), and to prohibit the entry of new participants to the 401(k) Plan as of the day preceding the Closing Date, or to terminate the 401(k) Plan as of the day preceding the Closing Date. In the sole discretion of BHLB, the 401(k) Plan may be merged into the BHLB 401(k) Plan or terminated immediately prior to the Effective Time. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHLB, which shall not be unreasonably withheld. Commerce shall deliver to BHLB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Commerce and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 6.14, BHLB requests in writing that Commerce freeze entry of new participants into the 401(k) Plan, or terminate the 401(k) Plan, Commerce shall take such actions as BHLB may reasonably require in furtherance of the assumption of the 401(k) Plan by BHLB,

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including, but not limited to, adopting such amendments to the 401(k) Plan as may be necessary to effect such assumption or termination.

6.15         Commerce Long-Term Incentive Plan.

Commerce Disclosure Schedule 6.15 sets forth all of the outstanding phantom stock awards or stock appreciation rights and any other right, contingent or accrued, granted under the Commerce Long-Term Incentive Plan (“Commerce Phantom Stock Awards”) as of the date hereof. Upon the later of either the receipt of final Regulatory Approval or the receipt of Commerce Stockholder Approval (the “Trigger Event”), each Commerce Phantom Stock Award, subject to Commerce’s receipt of a phantom stock award surrender agreement in the form set forth in Section 6.15 of the Company Disclosure Schedules, whether or not then vested or exercisable, shall be terminated and the holder thereof shall be paid by Commerce, no later than ten business days following the Trigger Event, an amount in cash determined by multiplying (i) the excess, if any, of $34.00 less the applicable per share exercise price of that Commerce Phantom Stock Award by (ii) the number of shares of Commerce Common Stock subject to that Commerce Phantom Stock Award, less any required tax withholding. The Commerce Long-Term Incentive Plan shall be amended, to the extent required and permitted by applicable laws, to effectuate this Section 6.15 and all Commerce Phantom Stock Awards issued thereunder shall terminate at the Effective Time.

ARTICLE VII
COVENANTS OF BHLB

7.1           Conduct of Business.

7.1.1       Affirmative Covenants.

(A)         During the period from the date of this Agreement to the Effective Time, except with the written consent of Commerce, which consent will not be unreasonably withheld, conditioned or delayed, BHLB will, and it will cause each BHLB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (ii) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)         Promptly after the Closing and prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.2           Disclosure Supplements.

From time to time prior to the Effective Time, BHLB will promptly supplement or amend the BHLB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHLB Disclosure Schedule or which is necessary to correct any information in such BHLB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BHLB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3           Consents and Approvals of Third Parties.

BHLB shall use its commercially reasonable efforts, and shall cause each BHLB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4           Reasonable Best Efforts.

Subject to the terms and conditions herein provided, BHLB agrees to use and agrees to cause each BHLB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to

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be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5           Employee Benefits.

Following the Closing Date, BHLB may choose to maintain any or all of the Commerce Benefit Plans in its sole discretion and Commerce shall cooperate with BHLB in order to effect any plan terminations to be made as of the Effective Time. Nothing herein shall limit the ability of BHLB to amend or terminate any of the Commerce Benefit Plans.

7.5.1       Benefit Plans Covering Commerce Employees. For any Commerce Benefit Plan which is terminated and for which there is a comparable BHLB Benefit Plan of general applicability, BHLB shall take all reasonable action so that eligible Commerce employees at the Closing Date and who remain so employed immediately following the Effective Time (the “Continuing Commerce Employees”) shall be entitled to participate in such BHLB Benefit Plan to the same extent as similarly-situated employees of BHLB (it being understood that inclusion of Continuing Commerce Employees in the BHLB Benefit Plans may occur at different times with respect to different plans). BHLB shall cause each BHLB Benefit Plan in which Continuing Commerce Employees are eligible to participate to take into account for purposes of eligibility and vesting under the BHLB Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Commerce to the same extent as such service was credited for such purpose by Commerce; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of BHLB to amend or terminate any of the Commerce Benefit Plans in accordance with their terms at any time; provided, however, that BHLB shall continue to maintain the Commerce Benefit Plans (other than the Commerce Long-Term Incentive Plan or incentive plans) for which there is a comparable BHLB Benefit Plan until the Commerce employees are permitted to participate in the BHLB Benefit Plans, unless such BHLB Benefit Plan has been frozen or terminated with respect to similarly-situated employees of BHLB or any Subsidiary of BHLB.

7.5.2       Bank 401(k) Plan Participation. All Continuing Commerce Employees, that are current Commerce participants as of the Closing Date, shall be eligible to participate in BHLB’s 401(k) plan on the later of the day after the Closing Date or the date the Commerce 401(k) Plan is merged, frozen or terminated. All rights to participate in BHLB’s 401(k) Plan are subject to BHLB’s right to amend or terminate BHLB’s 401(k) plan in its sole and absolute discretion and are subject to the terms of BHLB’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan. Continuing Commerce Employees shall continue to participate in the Commerce 401(k) Plan or its successor, subject to Section 6.14 of this Agreement and as the plan may be further amended in the sole discretion of BHLB.

7.5.3       Welfare Benefits. If Continuing Commerce Employees become eligible to participate in a medical, dental or health plan of BHLB upon termination of such plan of Commerce, BHLB shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of BHLB, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Commerce Benefit Plan prior to the Effective Time. Continuing Commerce Employees will continue to be covered by medical, dental and health plans as maintained by Commerce prior to the Closing Date, and the Commerce benefit plan may be amended or terminated in the sole discretion of BHLB.

7.5.4       Paid Time Off Programs. BHLB will give Continuing Commerce Employees credit, for purposes of BHLB’s vacation and/or other paid leave benefit programs, for such individuals accrued and unpaid vacation and/or paid leave balance with Commerce as of the Closing Date. Continuing Commerce Employees may continue to be covered by paid time off programs maintained by Commerce prior to the Closing Date.

7.5.5       BHLB to Honor Agreements. Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, BHLB agrees to honor all employment agreements, change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that Commerce

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has with its current and former employees and which have been identified in Commerce Disclosure Schedule 4.13.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties and provided that: (a) no payments made under such agreements would be characterized as an “excess parachute payment” as such term is defined in Code Section 280G, and (b) if shareholders of Commerce approve the proposed payments to the Commerce executives specified in the employment agreements in accordance with Treasury Regulation Section 1.280G-1, Q&A: 7, then such executives will be entitled to payments set forth in BHLB Disclosure Schedule 7.5.5. In the event that the shareholder approval requirements of Treasury Regulation Section 1.280G-1, Q&A: 7 are not satisfied, each Commerce executive who is a party to an employment agreement shall accept a reduction in benefits under said employment agreement to avoid an excess parachute payment under Code Section 280G and an excise tax under Code Section 4999 and such reduced payments are as set forth in BHLB Disclosure Schedule 7.5.5. Commerce shall, prior to the Effective Time, use its reasonable best efforts to obtain from each individual receiving such payments and listed in BHLB Disclosure Schedule 7.5.5 an agreement, in the form of Exhibit B hereto, setting forth the method in which his or her rights under the specified programs will be settled in the event such individuals are entitled to payment or benefits (each, a “Settlement Agreement”). Each Commerce executive who is a party to an employment agreement shall execute and deliver to BHLB, immediately prior to the execution of this Agreement, an acknowledgement agreement regarding the above conditions, in the form attached to BHLB Disclosure Schedule 7.5.5.

7.5.6       No Guarantee of Employment, Severance. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHLB hereunder or by operation of law, BHLB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Commerce or any Commerce Subsidiary as of the Closing Date. Each Person who is an employee of Commerce or any Commerce Subsidiary as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for Good Reason, excluding those employees who are entitled to benefits under employment or change of control arrangements, shall be entitled to severance benefits pursuant to Commerce’s severance plan or policy, as applicable, or BHLB’s current severance plan or policy, if such payments would be more favorable to such Person; provided, however, that in no event shall such severance payments exceed six month’s pay and; provided, further, if such benefits pursuant to Commerce or Commerce’s plan or policy, as applicable, will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax and the affected participant under such plan or policy shall be paid an additional amount such that his or her benefit, net applicable taxes, equals the value of the benefit reduced or eliminated by such action. In addition, each Person who is an employee of Commerce or any Commerce Subsidiary as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for Good Reason, excluding those employees who are entitled to benefits under employment arrangements, shall be entitled to career transition services to be provided at BHLB’s expense. BHLB, in consultation with Commerce, may offer retention payments to certain employees of Commerce and CBTC on a case by case basis.

7.5.7       Worker Adjustment and Retraining Notification Act. If requested by BHLB, Commerce shall take all such actions as BHLB may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state specific WARN Act statutes, including providing notices to Commerce’s employees.

7.5.8       Agreements with Commerce Executives. The following agreements will be executed by the parties thereto concurrently with this Agreement, which shall be effective as of the Effective Time: (i) a Retention Agreement by and between BHLB and James R. Belliveau, (ii) a Consulting Agreement by and between BHLB and Brian W. Thompson, and (iii) a Consulting Agreement by and between BHLB and Michael J. Crawford.

7.6           Directors and Officers Indemnification and Insurance.

7.6.1       Prior to the Effective Time, BHLB shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Commerce’s existing directors’ and officers’ insurance policies, and (ii) Commerce’s existing fiduciary liability insurance policies, in each case for a

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claims reporting or discovery period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as Commerce’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance” and such insurance carrier, the “Insurance Carrier”) with terms, conditions, retentions and limits of liability that are at least as favorable as Commerce’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BHLB be required to expend for such “tail” policy a premium amount in excess of an amount equal to 175% of the annual premiums paid by Commerce for D&O Insurance in effect as of the date of this Agreement. In connection with the foregoing, Commerce agrees, in order for BHLB to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.

7.6.2       In addition to Section 7.6.1, BHLB shall, from and after the Effective Date, to the fullest extent that would have been permitted to Commerce under DGCL and the Commerce Certificate of Incorporation and Bylaws (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Commerce or any Commerce Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHLB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time and will pay all costs and expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with any such Claim. Any Indemnified Party wishing to claim indemnification or advancement under this Section 7.6.2 upon learning of any Claim, shall notify BHLB (but the failure so to notify BHLB shall not relieve it from any liability which it may have under this Section 7.6.2, except to the extent such failure materially prejudices BHLB). In the event of any such Claim (whether arising before or after the Effective Time) (1) BHLB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHLB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHLB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BHLB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent required due to conflicts of interest as described above, BHLB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHLB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.6.3       In the event that either BHLB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHLB shall assume the obligations set forth in this Section 7.6.

7.6.4       The obligations of BHLB provided under this Section 7.6 are intended to be enforceable against BHLB directly by any of the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHLB.

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7.7           Stock Listing.

BHLB agrees to file a notification form for the listing on the NYSE (or such other national securities exchange on which the shares of BHLB Common Stock shall be listed as of the Closing Date) of the shares of BHLB Common Stock to be issued in the Merger.

7.8           Reservation of Stock.

BHLB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHLB Common Stock to fulfill its obligations under this Agreement.

7.9           Communications to Commerce Employees; Training

BHLB and Commerce agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Commerce and the Commerce Subsidiaries shall be held at such locations as BHLB and Commerce shall mutually agree, provided that representatives of Commerce shall be permitted to attend such meetings. BHLB and Commerce shall mutually agree in advance as to the scope and content of all communications to the employees of Commerce and the Commerce Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of BHLB shall be permitted to meet with the employees of Commerce and the Commerce Subsidiaries to discuss employment opportunities with BHLB, provided that representatives of Commerce shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the Commerce Stockholder Approval necessary for the consummation of the Merger and Bank Merger (disregarding any waiting period) have been obtained, BHLB shall also be permitted to conduct training sessions outside of normal business hours or at other times as Commerce may agree, with the employees of Commerce and the Commerce Subsidiaries and may conduct such training seminars at any branch location of Commerce Bank; provided that BHLB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with CBTC’s normal business operations.

7.10         Current Information.

During the period from the date of this Agreement to the Effective Time, BHLB will cause one or more of its representatives to confer with representatives of Commerce to inform Commerce regarding BHLB’s operations at such times as Commerce may reasonably request. BHLB will promptly notify Commerce of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BHLB or any BHLB Subsidiary.

7.11         Access to Properties and Records.

Subject to Section 11.1, BHLB shall permit Commerce access upon reasonable notice and at reasonable times to its properties and those of the BHLB Subsidiaries, and shall disclose and make available to Commerce during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that BHLB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Commerce may have a reasonable interest; provided, however, that BHLB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BHLB’s reasonable judgment, would interfere with the normal conduct of BHLB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. BHLB shall provide and shall request its auditors to provide Commerce with such historical financial information regarding it (and related audit reports and consents) as Commerce may reasonably request for Securities Law disclosure purposes. Commerce shall use commercially reasonable efforts to minimize any interference with BHLB’s regular business operations during any such access to BHLB’s property, books and records. BHLB and each BHLB Subsidiary shall

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permit Commerce, at Commerce’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by BHLB or any BHLB Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by BHLB or any BHLB Subsidiary.

7.12         Financial and Other Statements.

7.12.1     Promptly upon receipt thereof, BHLB will furnish to Commerce copies of each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to BHLB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by such accountants.

7.12.2     As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, FRB or FDIC, BHLB will deliver to Commerce the BHLB Regulatory Report filed by BHLB or Berkshire Bank. Within twenty-five (25) days after the end of each month, Berkshire Bank will deliver to Commerce a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

7.12.3     BHLB promptly will advise upon receipt and permit review by Commerce of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of BHLB or Berkshire Bank.

7.13         New Board Members.

Prior to the Closing, each of BHLB and Berkshire Bank shall, to the extent necessary, take all required actions to duly elect the New Board Members as directors of BHLB and Berkshire Bank, effective as of and contingent upon the occurrence of the Effective Time.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1           Meetings of Stockholders.

8.1.1.          Commerce will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of approving this Agreement and transactions associated therewith, including shareholder approval of the 280G excess parachute payments (the “Commerce Stockholders Meeting”), or obtain a stockholder consent in lieu of a meeting of stockholders, to the extent permissible, except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the Commerce Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the Commerce stockholders; and (iii) cooperate and consult with BHLB with respect to each of the foregoing matters. The Board of Directors of Commerce may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that such action is required to comply with its fiduciary duties under applicable law (“Commerce Change of Recommendation”).

8.2           Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1       For the purposes (i) of registering BHLB Common Stock and BHLB Preferred Stock to be offered to holders of Commerce Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the Commerce Stockholders Meeting, or stockholder consent in lieu of a meeting of stockholders, to the extent permissible, BHLB shall draft and prepare, and Commerce shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Commerce to the Commerce

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stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BHLB shall provide Commerce and its counsel with reasonable opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. BHLB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of BHLB and Commerce shall use reasonable best efforts to cause the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to and comments of the SEC or its staff with respect to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be. Each of BHLB and Commerce shall furnish all information concerning themselves and their Subsidiaries, as applicable, as the other parties may reasonably request in connection with the preparation of the Merger Registration Statement or which may be required under applicable Law. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other parties prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other parties with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff of the other hand. Each of BHLB and Commerce shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Commerce shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. BHLB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Commerce shall furnish all information concerning Commerce and the holders of Commerce Common Stock as may be reasonably requested in connection with any such action. If BHLB or Commerce become aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, then such party, as the case maybe, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Stockholders. Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties. BHLB will advise Commerce, promptly after BHLB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BHLB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

8.2.2       BHLB shall file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. BHLB will advise Commerce promptly after BHLB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHLB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHLB will provide Commerce with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Commerce may reasonably request.

8.2.3       Commerce and BHLB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Commerce shall cooperate with BHLB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHLB shall file an amended Merger Registration

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Statement with the SEC, and Commerce and BHLB shall mail an amended Proxy Statement-Prospectus to their respective stockholders.

8.3           Regulatory Approvals.

Each of Commerce and BHLB will cooperate with the other and use reasonable efforts to promptly prepare and file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the MDOB, the FDIC, the FRB, the Department of Justice and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement. Commerce and BHLB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Commerce or BHLB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. Commerce shall have the right to review and approve in advance all information relating to Commerce and any Commerce Subsidiary set forth in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Commerce and BHLB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of Commerce and BHLB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, that BHLB shall not be required to comply with any such condition that would result in a Materially Burdensome Regulatory Condition.

ARTICLE IX
CLOSING CONDITIONS

9.1           Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1       Stockholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval by stockholders of Commerce, including shareholder approval of the 280G excess parachute payments, shall have been approved and adopted by the requisite votes of the stockholders of Commerce.

9.1.2       Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3       Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4       Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHLB Common Stock and BHLB Preferred Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5       NYSE Listing. BHLB shall have filed a notification form for the listing of the BHLB Common Stock to be issued in the Merger.

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9.2           Conditions to the Obligations of BHLB under this Agreement.

The obligations of BHLB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.9 at or prior to the Closing Date:

9.2.1       Representations and Warranties. Each of the representations and warranties of Commerce set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Commerce shall have delivered to BHLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Commerce as of the Effective Time.

9.2.2       Agreements and Covenants. Commerce and each Commerce Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHLB shall have received a certificate signed on behalf of Commerce by the Chief Executive Officer and Chief Financial Officer of Commerce to such effect dated as of the Effective Time.

9.2.3       Permits, Authorizations, Etc. Commerce and the Commerce Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on either Commerce or BHLB.

9.2.4       No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Commerce and the Commerce Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on Commerce.

9.2.5       Tax Opinion. BHLB shall have received an opinion of Luse Gorman, PC, counsel to BHLB, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, Commerce and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.6       No Materially Burdensome Regulatory Condition. No Materially Burdensome Regulatory Condition shall exist with respect to Regulatory Approval required for consummation the Merger and Bank Merger.

9.2.7       Repayment of Commerce Subordinated Debt. BHLB shall have received confirmation from Commerce that the Commerce Subordinated Debt has been accelerated and repaid in full prior to the Effective Time.

9.2.8       Shareholder Agreement. BHLB shall have received a fully executed Shareholder Agreement.

9.2.9       Dissenting Shares. As of immediately prior to the Effective Time, not more than 5.0% of the issued and outstanding shares of Commerce Common Stock shall have served a written notice of dissent from this Agreement to Commerce under the General Laws of the Commonwealth of Massachusetts.

9.3           Conditions to the Obligations of Commerce under this Agreement.

The obligations of Commerce under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

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9.3.1       Representations and Warranties. Each of the representations and warranties of BHLB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHLB shall have delivered to Commerce a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHLB as of the Effective Time.

9.3.2       Agreements and Covenants. BHLB and Berkshire Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Commerce shall have received a certificate signed on behalf of BHLB by the Chief Executive Officer and Chief Financial Officer of BHLB to such effect dated as of the Effective Time.

9.3.3       Permits, Authorizations, Etc. BHLB and Berkshire Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole.

9.3.4       No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHLB and the BHLB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on BHLB.

9.3.5       Tax Opinion. Commerce shall have received an opinion of Nutter McClennen & Fish LLP, (“Nutter”) counsel to Commerce, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. Any Commerce stockholder that will receive BHLB Preferred Stock Consideration shall have received an opinion of Nutter, dated the Closing Date, to the effect that (i) the BHLB Preferred Stock Consideration should be non-qualified preferred stock for purposes of Section 368(a) of the Code; (ii) the BHLB Preferred Stock Consideration should not be characterized as “306 stock” within the meaning of Section 306(c)(1) of the Code; and (iii) dividends on BHLB Preferred Stock, payable when and as paid on BHLB Common Stock, should be “qualified dividends” for purposes of the Code.  In rendering those opinions, Nutter may require and rely upon customary representations contained in certificates of officers of BHLB, Commerce and their respective Subsidiaries, and any Commerce stockholder that will receive BHLB Preferred Stock Consideration, reasonably satisfactory in form and substance to Nutter.

9.3.6       Legal Opinion. Commerce shall have received an opinion of Luse Gorman, PC, counsel to BHLB, dated the Closing Date, to the effect that as of the Effective Time, the BHLB Common Stock and the BHLB Preferred Stock issued in connection with the Merger will duly registered under the Securities Act, and therefore none of the shares of BHLB Common Stock or and the BHLB Preferred Stock issued as part of the Merger Consideration will be “restricted securities” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act.

9.3.7       No Materially Burdensome Regulatory Condition. No Materially Burdensome Regulatory Condition shall exist with respect to Regulatory Approval required for consummation the Merger and Bank Merger.

9.3.8       Shareholder Agreement. Commerce shall have received a copy of the fully executed Shareholder Agreement.

9.3.9       New Board Members. BLHB and Berkshire Bank shall have taken all action required to duly elect the New Board Members as directors of BHLB and Berkshire Bank effective as of the Effective Time.

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ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1         Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Commerce and, if required, the stockholders of BHLB (except as otherwise indicated below):

10.1.1     At any time by the mutual written agreement of BHLB and Commerce;

10.1.2     By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Commerce) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHLB);

10.1.3     By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Commerce) or Section 9.3.2 (in the case of a breach of covenant by BHLB);

10.1.4     At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHLB and Commerce; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5     By either party, if the stockholders of Commerce shall have voted at the Commerce Stockholders Meeting, or Commerce shall have failed to obtain a stockholder consent in lieu of a meeting, on the transactions contemplated by this Agreement and such vote, either through the Commerce Stockholders Meeting or through a consent in lieu of a stockholders meeting, shall not have been sufficient to approve and adopt such transactions.

10.1.6     By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby; (ii) the other party has not obtained all Regulatory Approvals required to be obtained by such party to consummate the Merger and Bank Merger prior to the Termination Date, or (iii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; provided, that no party may terminate this Agreement pursuant clause (ii) of this Section 10.1.6 if the failure to obtain all Regulatory Approvals before the Termination Date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

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10.1.7     By the Board of Directors of BHLB if any of the following conditions are satisfied: (i) Commerce has received a Superior Proposal and the Board of Directors of Commerce has entered into an acquisition agreement with respect to the Superior Proposal in accordance with the provisions of Section 6.11 withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to BHLB, (ii) either (x) the Board of Directors of Commerce submits this Agreement to its stockholders without a recommendation for approval or (y) a Commerce Change of Recommendation shall have occurred, or (iii) the Commerce stockholders do not approve this Agreement.

10.1.8     By the Board of Directors of Commerce if Commerce has received a Superior Proposal and the Board of Directors of Commerce has made a determination to accept such Superior Proposal; provided that Commerce shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) Business Days following BHLB’s receipt of written notice advising BHLB that Commerce has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether Commerce intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”). After providing such Notice of Superior Proposal, Commerce shall provide a reasonable opportunity to BHLB during the three (3)-day period to make such adjustments in the terms and conditions of this Agreement as would enable Commerce to proceed with the Merger on such adjusted terms. Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and Commerce shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.1.9     By the Board of Directors of Commerce if it so determines by a majority vote of the members of the entire Board of Directors of Commerce, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)         The BHLB Market Value on the Determination Date is less than 0.80 multiplied by the Initial BHLB Market Value; and

(2)         the number obtained by dividing the BHLB Market Value on the Determination Date by the Initial BHLB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.

If Commerce elects to exercise its termination right pursuant to this Section 10.1.9, it shall give prompt written notice thereof to BHLB. During the five Business Day period commencing with its receipt of such notice, BHLB shall have the option of increasing the consideration to be received by the holders of Commerce Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial BHLB Market Value, 0.80 and the Exchange Ratio (as then in effect) by (B) the BHLB Market Value as of the Determination Date or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) minus 0.20 by (B) the BHLB Market Value as of the Determination Date divided by the Initial BHLB Market Value. If within such five Business Day period, BHLB delivers written notice to Commerce that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1.9, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified and, thereafter, any reference in this Agreement to “Merger Consideration” shall be deemed to refer to the Merger Consideration reflecting the Exchange Ratio as modified pursuant to this Section 10.1.9).

For purposes of this Section 10.1.9, the following terms shall have the meanings indicated below:

“Acquisition Transaction” means (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

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“Determination Date” means the first date on which Commerce Stockholder Approval and all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial BHLB Market Value” means $35.55, adjusted as indicated in the last sentence of this Section 10.1.9.

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“BHLB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding such specified date.

10.2         Effect of Termination.

10.2.1     In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2     If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)         Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)         In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)         As used in this Agreement, “Termination Fee” shall mean $8.6 million. As a condition of BHLB’s willingness, and in order to induce BHLB to enter into this Agreement, and to reimburse BHLB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Commerce hereby agrees to pay BHLB, and BHLB shall be entitled to payment of, the Termination Fee by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by BHLB, as applicable, following the occurrence of any of the events set forth below:

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(i)          Commerce terminates this Agreement pursuant to Section 10.1.8 or BHLB terminates this Agreement pursuant to Section 10.1.7; or

(ii)         The entering into a definitive agreement by Commerce relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Commerce within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHLB pursuant to Section 10.1.2 or 10.1.3 because of a breach by Commerce or any Commerce Subsidiary after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of Commerce; or (ii) the termination of this Agreement by BHLB or Commerce pursuant to Section 10.1.5 because of the failure of the stockholders of Commerce to approve this Agreement at the Commerce Stockholders Meeting or through a consent of stockholder in lieu of a meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of Commerce.

(D)         If (i) this Agreement is terminated by Commerce pursuant to Section 10.1.6, and (ii) a Bank Regulator has issued a final, non-appealable order that does not approve the Merger solely as a result of BHLB’s operations or financial condition, then BHLB shall be liable to Commerce for $4.3 million. As a condition of Commerce’s willingness, and in order to induce Commerce to enter into this Agreement, and, in part, to reimburse Commerce for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by the Agreement, BHLB hereby agrees to pay Commerce, and Commerce shall be entitled to payment of $4.3 million by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by Commerce, as applicable, following the termination by Commerce pursuant to Section 10.1.6. The payment of $4.3 million shall constitute an exclusive remedy with respect to Section 10.1.6 and upon delivery of such payment, BHLB shall have no further obligations to Commerce pursuant to Section 10.1.6 of this Agreement.

(E)         Commerce and BHLB acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BHLB would not enter into this Agreement. The amount payable by Commerce pursuant to this Section 10.2.2 constitutes liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

10.3         Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Commerce or BHLB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Commerce, there may not be, without further approval of such stockholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to Commerce’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

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ARTICLE XI
MISCELLANEOUS

11.1         Confidentiality.

Except as specifically set forth herein, BHLB and Commerce mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.3 and 6.4) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2         Public Announcements.

Commerce and BHLB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Commerce nor BHLB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

11.3         Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4         Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Commerce, to:	David G. Massad
Chairman of the Board of Directors
Commerce Bancshares Corp.
386 Main Street
Worcester, Massachusetts 01608

Brian Thompson
President and Chief Executive Officer
Commerce Bancshares Corp.
386 Main Street
Worcester, Massachusetts 01608

With required copies (which shall not constitute notice) to:	Michael K. Krebs, Esq.
Nutter McClennen & Fish LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210

If to BHLB, to:	Michael P. Daly
President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 02101

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With required copies (which shall not constitute notice) to:	Wm. Gordon Prescott
Senior Vice President and General Counsel
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 02101

Lawrence Spaccasi, Esq.
Marc Levy, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one Business Day after being delivered to the overnight courier.

11.5         Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6         Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7         Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

11.8         Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

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11.9         Governing Law; Jurisdiction.

11.9.1     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

11.9.2     Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the Commonwealth of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Court of Chancery or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (A) any claim that such party is not personally subject to the jurisdiction of any such court, (B) any claim that such party and such party’s property is immune from any legal process issued by any such court and (C) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

11.10         Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11         Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.

/s/ Michael P. Daly
Name:	Michael P. Daly
Title:	President and Chief Executive Officer

COMMERCE BANCSHARES CORP.

/s/ David G. Massad
Name:	David G. Massad
Title:	Chairman of the Board of Directors